SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                   ___________________________________________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                  July 15, 1997

                    ________________________________________


                             THERMOQUEST CORPORATION
             (Exact name of Registrant as specified in its charter)


   Delaware                        1-14262                          77-0407461
   (State or other               (Commission                  (I.R.S. Employer
   jurisdiction of               File Number)           Identification Number)
   incorporation or
   organization)


   355 River Oaks Parkway
   San Jose, California                                                  95134
   (Address of principal executive offices)                         (Zip Code)


                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
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   Item 5.  Other Events
            ------------

      On July 15, 1997, ThermoQuest Corporation (the "Company") issued a press release, attached hereto as Exhibit 99, to announce that it had agreed in principle to purchase the Laboratory Products Group and the Hypersil businesses of Life Sciences International from Thermo Instruments Systems Inc., the Company's parent corporation, for approximately $167 million, subject to post-closing adjustments.

   Item 7.  Financial Statements, Pro Forma Combined Condensed Financial
            ------------------------------------------------------------
            Information and Exhibits
            ------------------------

            (a) Financial Statements of Business Acquired: not applicable.

            (b) Pro Forma Combined Condensed Financial Information: not
                applicable.

            (c) Exhibits

                99  Press Release of the Company, dated July 15, 1997



                               SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 21st day of July 1997.



                                             THERMOQUEST CORPORATION


                                             By: /s/ Melissa F. Riordan
                                                 ----------------------
                                                 Melissa F. Riordan
                                                 Treasurer



   AA972020035
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                                                               EXHIBIT 99
                                                               ----------

   Investor Contact: 617-622-1111
   Media Contact: 617-622-1252

     THERMOQUEST PLANS TO ACQUIRE THE LABORATORY PRODUCTS GROUP AND HYPERSIL
                    OPERATIONS OF LIFE SCIENCES INTERNATIONAL

   WALTHAM, Mass., July 15, 1997 -- ThermoQuest Corporation (ASE-TMQ) announced today that the boards of directors of ThermoQuest and Thermo Instrument Systems Inc. (ASE-THI) have agreed in principle on the sale of the Laboratory Products Group and the Hypersil businesses of Life Sciences International to ThermoQuest for approximately $167 million, subject to a post-closing adjustment. These businesses reported 1996 revenues of approximately $118 million. The purchase price for the transactions will be paid in a combination of cash, the assumption of debt, and/or the issuance of ThermoQuest common stock. Hypersil, and the companies of the Laboratory Products Group, are wholly owned subsidiaries of Life Sciences International, which was acquired in March 1997 by Thermo Instrument, the majority owner of ThermoQuest.

        The three companies of the Laboratory Products Group of Life Sciences International develop, manufacture, and distribute laboratory equipment to the research and analytical chemistry laboratory marketplace. These U.S.-based companies are:


         Forma Scientific, Inc., a leader in controlled-environment laboratory equipment including incubators, ultralow-temperature freezers, safety cabinets, cryopreservation equipment, and orbital shakers;

        International Equipment Company, a manufacturer of general purpose and high-speed centrifuges often used to separate and prepare samples prior to analytical instrument analysis; and

        Savant Instruments, a manufacturer of products for sample preparation as well as conventional gel electrophoresis products, including vacuum generators, gel drying systems, electrophoresis power supplies, and electrophoresis equipment.


        Also included in the acquisition is Hypersil, a U.K.-based manufacturer of liquid chromatography media and columns used in high performance liquid chromatography. This technique is used for a wide variety of applications in the pharmaceutical, food and beverage, chemical production, and forensic science markets, and for many other applications in analytical laboratories.

        "With the addition of the Laboratory Products Group and Hypersil, we have more than doubled the size of our addressed markets," said Dr. Richard W.K. Chapman, president and chief executive officer of ThermoQuest Corporation. "More important, we can offer the organic analytical chemist a range of integrated product offerings from a single source with a common quality and distribution strategy. ThermoQuest can now provide its customers with sample preparation instruments, controlled environment equipment, and chromatography consumables, together with one of the
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   industry's most complete lines of mass spectrometry and separation products."

        These transactions are subject to several conditions, including completion by ThermoQuest of its due diligence investigations and the negotiation of a mutually satisfactory definitive agreement. Due to ThermoQuest's majority ownership by Thermo Instrument Systems, for accounting purposes, after the execution of a definitive agreement, the acquisition will be deemed effective as of March 12, 1997, the date Thermo Instrument Systems purchased Life Sciences International.

        ThermoQuest Corporation develops, manufactures, and sells mass spectrometers, liquid chromatographs, and gas chromatographs for the environmental, pharmaceutical, and industrial marketplaces. These analytical instruments are used in the quantitative and qualitative chemical analysis of organic and inorganic compounds at ultratrace levels of detection. ThermoQuest is a public subsidiary of Thermo Instrument Systems Inc., a Thermo Electron company. More information is available on the Internet at http://www.thermo.com/subsid/tmq.html.

   This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption "Forward-looking Statements" in Exhibit 13 to the company's annual report on Form 10-K for the year ended December 28, 1996. These include uncertainties relating to competition and technological change, intellectual property rights and litigation, dependence on certain key industries, and risks associated with the company's acquisition strategy and international operations.